                                                                    EXHIBIT 99.1


               WORLD ACCESS COMMENTS ON FOURTH QUARTER RESULTS AND
                        ANNOUNCES FINANCING INITIATIVES

Atlanta, Georgia - February 15, 2001 - WORLD ACCESS, INC. (NASDAQ: WAXS) announced today that it expects to report financial results for the quarter and year ended December 31, 2000 that reflect a revenue and earnings shortfall from previous company projections. The Company intends to report financial results on March 6, 2001.

While the financial results for the year 2000 have not yet been finalized, the Company currently expects revenue for the quarter ended December 31 to fall short of the Company's previous forecast by roughly 15%. The revenue shortfall comes primarily from the carrier business, which has suffered significantly as a result of the restrictive capital markets for emerging telecom providers who consume most of the Company's carrier services. The Company also expects EBITDA and earnings to fall short of projections. Additionally, the Company will take a one-time charge related to the termination of the STAR Telecommunications (NASDAQ: STRX) transaction.

In addition, the Company reports that it has taken a number of measures to restructure existing debt obligations and provide additional sources of cash and future funding availability, which, despite recent deterioration in the Company's liquidity position, is expected to fund operations for the next 12-18 months.

Based on current discussions with a noteholder group, the Company expects to reach an agreement with a majority of the holders of its 13.25% Senior Notes (the "Notes") that will allow the Company to retire approximately $70.6 million principal amount of the Notes, rather than the approximately $161.4 million principal amount which was to be retired pursuant to the Company's previously-announced tender offer. The agreement would also modify certain covenants in the existing indenture governing the Notes, which would grant the Company greater flexibility in future financing activities. In exchange for the foregoing, World Access will pay the noteholders a $10 million consent fee and issue 32 million shares of common stock to the noteholders. The Company will also issue 16 million common shares (or warrants to purchase 16 million common shares, exercisable at a nominal price), which would be earned after 2002 under certain circumstances. Finally, the Notes will be secured, but will be subordinate to the Company's senior lenders or any future senior lenders. The Company expects to reach a tentative agreement with a majority of noteholders on the foregoing terms in the next several days and to finalize a definitive agreement over the next several weeks.

World Access has also received a commitment letter from major lending institutions for a revolving credit facility of up to $100 million in borrowing capacity, of which $55 million will be underwritten by the initial participants. The balance of the facility will be contingent upon successful syndication.

In addition, World Access is in discussions with a major vendor and shareholder pursuant to which certain amounts owed by World Access will be converted into a new series of preferred stock, which will be convertible into common stock.

Company management is currently pursuing a number of additional alternatives that it expects will provide a further liquidity cushion. These alternatives include incremental asset-based debt financing and the sale of non-strategic assets and operations. The Company believes that these measures address the recent deterioration in the Company's liquidity position. Several factors contributed to the Company's decrease in available cash, including increased usage of working capital stemming from lower revenues in the fourth quarter, the repayment in cash of over $80 million in debt during the fourth quarter, and a precipitous decline in the value of the Company's investment in BATM Advanced Communications (London Stock Exchange: BVC), which made up nearly 20% of World Access' cash and short-term investments at the end of the third quarter. The BATM stock was received by the Company as partial consideration for its sale of Telco Systems, Inc. to BATM in April, 2000 and is restricted for sale until April, 2001.

Management considers that the current business environment requires tight fiscal oversight and will continue to conduct operations accordingly. Cost cuts have been made in almost every area of SG&A and management continues to look for further cost-cutting opportunities.

John D. Phillips, Chairman and Chief Executive Officer of World Access, said, "The deterioration in the capital markets since last summer, particularly for the emerging telecom sector, has severely constricted our carrier business, resulting in declining revenues and increased working capital requirements. This combined with a 75% drop in the value of BATM stock since October, has left us with considerably less cash than we had anticipated. However, we believe the agreements and other measures that we have announced today return us to a position of adequate liquidity to fund operations according to our business plan for the next 12 to 18 months."

There can be no assurance that the agreements discussed above will be executed or that the terms of any financing will be acceptable or favorable to the Company or that these initiatives will succeed in insuring that the Company has sufficient liquidity to meet its future obligations.

As a result of the changing market conditions, the Company is not prepared to issue guidance for future reporting periods.

About World Access

World Access is focused on being a leading provider of bundled voice, data and Internet services to small- to medium-sized business customers located throughout Europe. In order to accelerate its progress toward a leadership position in Europe, World Access is acting as a consolidator for the highly fragmented retail telecom services market, with the objective of amassing a substantial and fully integrated business customer base. To date, the Company has acquired several strategic assets, including Facilicom International, which operates a Pan-European long distance network and carries traffic for approximately 200 carrier customers, NETnet, with retail sales operations in 9 European countries, and WorldxChange, with over 750,000 retail accounts in the US and Europe. World Access, branding as NETnet, offers services throughout Europe, including long distance, internet access and mobile services. The Company provides end-to-end international communication services over an advanced asynchronous transfer mode internal network that includes gateway and tandem switches, an extensive fiber network encompassing tens of millions of circuit miles and satellite facilities. For additional information regarding World Access, please refer to the Company's website at www.waxs.com.

This press release may contain financial projections or other forward-looking statements made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause actual results to differ materially. These risks include: inability to obtain adequate financing or financing on terms acceptable or favorable to the Company; inability to restructure existing debt obligations; potential inability to identify, complete and integrate acquisitions; difficulties in expanding into new business activities; delays in new service offerings; the potential termination of certain service agreements or the inability to enter into additional service agreements; and other risks described in the Company's SEC filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as amended, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, as amended, the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, and the Company's Registration Statements on Forms S-3 (No. 333-79097) and S-4 (No. 333-37750 and 333-44864), and the Company's Report on Form 8-K dated January 10, 2001, all of which are incorporated by reference into this press release.

World Access Contact:               Michele Wolf
(404-231-2025)                      V.P. of Investor Relations
http://www.waxs.com